UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2013

MaxLinear, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34666	14-1896129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2051 Palomar Airport Road, Suite 100, Carlsbad, California 92011

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 692-0711

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers

At a meeting held on May 14, 2013, our compensation committee approved the bonus structure for the 2013 performance period under our Executive Incentive Bonus Plan. As previously disclosed, we currently expect that awards for the 2013 performance period will be settled in shares of Class A common stock to be issued under our 2010 Equity Incentive Plan. Our compensation committee retains discretion, however, to effect payment in cash, stock, or a combination of cash and stock as permitted by our Equity Incentive Bonus Plan, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.21.

Bonus awards for 2013 will be based on the achievement of corporate performance goals, which will carry an eighty percent (80%) weighting, and individual performance, which will carry a twenty percent (20%) weighting. Our compensation committee established the categories of corporate performance goals as relating to total revenue, gross margin, and operating expenses. Within the eighty percent (80%) allocation to corporate performance goals, the revenue, margin, and operating expense objectives are subject to additional weightings such that the total bonus opportunity will be weighted among its individual elements as follows: revenue, 40%; gross margin, 15%; operating expenses, 25%; and individual performance, 20%.

In making its determination whether financial targets have been achieved, our compensation committee has the authority to make appropriate adjustments to the targets for, among other things, the expected effects of any acquisitions or other approved business plan changes made during the applicable fiscal year. Our compensation committee also has the authority to adjust revenue as it determines appropriate to exclude certain non-recurring items under generally accepted accounting principles such as gains or losses on sales of assets. Similarly, the operating expense target may be adjusted to exclude certain charges, including stock compensation expense, accruals under the Executive Incentive Bonus Plan, intellectual property litigation expenses, any restructuring and impairment charges, and any acquisition related charges. For purposes of determining the portion of awards based on individual performance, the standard will be subjective.

If the performance goals are met, executive officers participating in the bonus plan will be eligible to receive a cash bonus equal to a specified target percentage of their applicable base salary as described in the table below. The following table specifies the target percentages for our executive officers who were named in our definitive proxy statement for the 2013 Annual Meeting of Stockholders as filed with the Securities and Exchange Commission.

Executive Officer	2013 Target Bonus as a Percentage of Base Salary
Kishore Seendripu, Ph.D.	90%
Adam C. Spice	50%
Brian J. Sprague	50%
Curtis Ling, Ph.D.	40%
Madhukar Reddy, Ph.D.	40%

In addition, with respect to the financial targets described above, awards may be adjusted based on a linear performance scale between minimum thresholds and a cap. Assuming performance at or above the maximum financial targets, executive officer bonuses will be capped at 1.5 times the target percentage specified above.

At the May 14, 2013 meeting, the compensation committee also increased Mr. Sprague’s 2013 base annual salary to $255,000.

Item 5.07	Submission of Matters to a Vote of Security Holders.

We held our 2013 annual meeting of stockholders on May 14, 2013. Of the 23,437,298 shares of our Class A common stock and 9,665,014 shares of our Class B common stock outstanding as of April 8, 2013, 21,566,394 shares of Class A common stock and 8,383,767 shares of Class B common stock were represented at the annual meeting, either in person or by proxy, constituting, of the shares entitled to vote, 92% of the outstanding shares of Class A common stock, 87% of the outstanding shares of Class B common stock, and collectively 90% of the outstanding shares of Class A common stock and Class B common stock. The matters voted on at the annual meeting and the votes cast with respect to each such matter are set forth below.

1.	Election of Class I Directors by the holders of Class A common stock and Class B common stock. The following nominees were re-elected by the holders of Class A common stock and Class B common stock, voting together as a single class, to serve as a Class I directors to hold office until our 2016 annual meeting of stockholders or until their successors have been duly elected and qualified or their earlier resignation or removal:

Nominee	Votes For	Votes Against	Votes Withheld	Broker Non-Votes
Steven C. Craddock	23,819,674	302,230	8,946	5,819,311
Harshard K. Desai	23,848,960	272,944	8,946	5,819,311

2.	Advisory Vote to Approve Named Executive Officer Compensation. On an advisory basis, the compensation of our named executive officers as disclosed in our proxy statement was approved by our stockholders:

Votes For	Votes Against	Abstentions	Broker Non-Votes
23,563,661	558,309	8,880	5,819,311

3.	Ratification of Appointment of Independent Registered Public Accounting Firm. The appointment of Ernst & Young LLP as MaxLinear’s independent registered public accounting firm for the fiscal year ending December 31, 2013, was ratified based on the following results of voting:

Votes For	Votes Against	Abstentions	Broker Non-Votes
29,905,762	19,118	25,281	N/A

Item 9.01	Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.21	Executive Incentive Bonus Plan, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 20, 2013	MAXLINEAR, INC.

(Registrant)

	By:	/s/ Adam C. Spice
Adam C. Spice
Vice President and Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.21	Executive Incentive Bonus Plan, as amended.